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                                                                    Exhibit 99.1

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              BOSTON, MASSACHUSETTS

SEC SETTLES WITH ANIKA THERAPEUTICS AND TWO FORMER OFFICERS, AND SUES FORMER ARTHUR ANDERSEN PARTNER, FOR IMPROPER REVENUE RECOGNITION

January 13, 2003 - The Securities and Exchange Commission today issued cease-and-desist orders against Anika Therapeutics, Inc., a Woburn, Massachusetts-based biotechnology company, J. Melville Engle, its former chief executive officer, and Sean F. Moran, its former chief financial officer, concerning Anika's improper recognition of approximately $1.5 million in revenue in 1998 and 1999. The Commission accepted offers of settlement from Anika, Engle, and Moran pursuant to which they agreed to entry of the orders without admitting or denying the Commission's findings. In a related matter, the Commission also instituted unsettled administrative and cease-and-desist proceedings against John J. Canepa, a certified public accountant and former audit partner at Andersen, for his role in connection with the improper recognition of revenue by Anika.

     The matters instituted today involve Anika's improper recognition of $1.5 million of revenue from three "bill-and-hold" sales of its product, Orthovisc, to a distributor. In bill-and-hold transactions, the customer agrees to purchase goods, but the seller retains possession until a later date. Under generally accepted accounting principles (known as "GAAP"), unless certain criteria are met, revenue from bill-and-hold transactions cannot be recognized until delivery to the customer has occurred. Anika improperly recognized revenue that it received from bill-and-hold sales at the time of invoicing and prior to delivery of the product to the distributor, without meeting the requirements of GAAP and contrary to its own publicly disclosed revenue recognition policy. In the settled portion of this case, the Commission found that Engle and Moran caused Anika's violations of the reporting, books and records, and internal accounting controls provisions of the Securities Exchange Act of 1934. In the action against Canepa, the Commission's Division of Enforcement alleges that Canepa also caused Anika's violations of the reporting and books and records provisions because, as Anika's outside auditor, he reviewed and approved Anika's improper recognition of revenue from the bill-and-hold transactions. As a result of the improper revenue recognition, Anika was required to restate its financial statements in March 2000. The Division further alleges that Canepa caused Anika to restate its financial statements incorrectly when he instructed the company to place certain bill-and-hold revenues in the fourth quarter of 1998 instead of the first quarter of 1999, when the purchased product was actually delivered to the customer. The required Anika to restate its financial statements again in September 2001. According to the Division, Canepa's actions in this matter constituted improper professional conduct under the Commission's Rules of Practice.

     In the settled proceeding against Anika, Engle, and Moran, the Commission also found that Anika failed to adequately disclose in its filings with the Commission that approximately $1 million in bill-and-hold sales to the distributor in 1999 were expressly predicated on Anika's agreement to reduce by $1 million future potential milestone payments from the distributor. Further, in press releases issued in July and October 1999, Anika improperly characterized the bill-and-hold sales of Orthovisc to the distributor as "international sales," when in fact most of the units were not being resold by the distributor to end users internationally, but were being held in storage by Anika.

     According to Juan Marcel Marcelino, District Administrator of the SEC's Boston District Office:

     "Revenue recognition rules are in place to ensure that financial statements are transparent and easily understood by investors. Anika Therapeutics failed to comply with these rules. Moreover, the company's independent auditor, John J. Canepa, failed to fulfill his responsibility for preserving corporate integrity. His decisions on Anika's revenue recognition led to two consecutive financial restatements. The SEC will continue to vigorously enforce compliance with these accounting principles."

     These matters were captioned In the Matter of Anika Therapeutics, et al. and In the Matter of John J. Canepa, respectively. For further information, please see Exchange Act Release Nos. 47167 and 47168.